Exhibit-99.1

UNAUDITED PRO FORMA CONSOLIDATED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma consolidated combined financial information of WashingtonFirst Bankshares, Inc. ("WashingtonFirst") as of and for the nine months ended September 30, 2012, is presented to show the impact on WashingtonFirst's historical financial position and results of operations of:

  the merger of WashingtonFirst and Alliance Bankshares Corporation ("Alliance");
  the issuance of a number of shares of WashingtonFirst common stock and cash to the shareholders of Alliance in connection with the merger; and
  the issuance of shares of WashingtonFirst common stock to the investors in connection with the merger.

As a result of the merger, shareholders of Alliance received an aggregate of 1,812,933 shares of WashingtonFirst common stock and $5.4 million in cash and option holders of Alliance received an aggregate of $179,900 in cash.

The unaudited pro forma consolidated combined balance sheet reflects the historical financial position of

WashingtonFirst and Alliance as of September 30, 2012, with pro forma adjustments based on the assumption that the merger and WashingtonFirst's capital raising activities were completed on September 30, 2012. The pro forma adjustments are based on the purchase method of accounting. The unaudited pro forma consolidated combined statement of income assumes that the merger and WashingtonFirst's capital raising activities were completed on January 1, 2012. The adjustments are based on available information and certain assumptions that WashingtonFirst believes are reasonable. Management of WashingtonFirst has identified, quantified or evaluated certain material restructuring costs and these are reflected in the unaudited pro forma consolidated combined financial statements. The final allocation of the purchase price for Alliance between shareholders' equity and goodwill will be determined after the completion of thorough analyses to determine the fair values of Alliance's tangible and identifiable intangible assets and liabilities as of the date the merger was completed. Any change in the fair value of the net assets of Alliance will change the amount of the purchase price allocable to goodwill. The final adjustments may be different from the unaudited pro forma adjustments.

The following information should be read in conjunction with and is qualified in its entirety by WashingtonFirst's and Alliance's consolidated financial statements and accompanying notes, each of which are included in WashingtonFirst's registration statement on Form S-4 (No. 333-183255). The unaudited pro forma consolidated combined financial information is intended for informational purposes and is not necessarily indicative of the future financial position or future operating results of the combined company or of the financial position or operating results of the combined company that would have actually occurred had the merger been in effect as of the date or for the periods presented.

Unaudited Pro Forma Consolidated Combined Balance Sheet

As of September 30, 2012

(In thousands, except per share data)
			Pro forma Adjustments
As of September 30, 2012
	WFBI	ABVA	Purchase Accounting (1)		Restructure (2)	New Capital (3)	Consolidated
Cash & Due From	$ 2,478	$ 115,515	$ -		$ -	$ -	$ 117,993
Federal Funds Sold	58,086	26,594	(7,327)	(1a)	-	25,178	102,531
Investments	65,317	83,676	(129)	(1b)	-	-	148,864
Loans, net of unearned income	462,002	287,981	(9,351)	(1c)	-	-	740,632
Allowance for loan losses	(6,158)	(4,866)	4,866	(1d)	-	-	(6,158)
Net Loans	455,844	283,115	(4,485)		-	-	734,474
Goodwill	3,601	-	-	(1e)	-	-	3,601
Deferred tax assets	2,586	1,601	6,962	(1f)	1,019	-	12,168
Fixed Assets	2,795	1,103	(180)	(1g)	-	-	3,718
OREO	1,610	3,575	(1,359)	(1h)	-	-	3,826
Other Assets	3,787	6,751	227	(1i)	-	-	10,765
Total Assets	596,104	521,930	(6,291)		1,019	25,178	1,137,940
Non-interest bearing	124,235	145,295	-		-	-	269,530
Interest bearing transaction	177,256	102,181	-		-	-	279,437
Time deposits	217,252	166,733	1,455	(1j)	-	-	385,440
Total Deposits	518,743	414,209	1,455		-	-	934,407
Repurchase Agreements	-	22,558	-		-	-	22,558
FHLB Advances	17,100	45,018	(1,042)	(1k)	-	-	61,076
Trust Preferred	2,205	10,310	(2,853)	(1l)	-	-	9,662
Other Liabilities	2,512	2,766	1,495	(1a)	2,646	-	9,419
Total Liabilities	540,560	494,861	(945)		2,646	-	1,037,122
Common Equity	35,119	46,382	(26,222)	(1m)	-	25,178	80,457
Preferred Equity	17,796	-	-		-	-	17,796
Other Comprehensive Income	78	478	(478)	(1m)	-	-	78
Retained Earnings (Deficit)	2,551	(19,791)	21,354	(1m)	(1,627)	-	2,487
Total Equity	55,544	27,069	(5,346)		(1,627)	25,178	100,818
Total Liab & Equity	$ 596,104	$ 521,930	$ (6,291)		$ 1,019	$ 25,178	$ 1,137,940

See accompanying notes to unaudited pro forma consolidated combined financial data.

Unaudited Pro Forma Consolidated Combined Income Statements

For the nine months ended September 30, 2012

(In thousands, except per share data)
Nine monthed ended September 30, 2012			Proforma
	WFBI	ABVA	Adjustments		Consolidated
Interest on Investments	$ 1,109	$ 909	$ (59)	1(n)	$ 1,959
Interest on Loans	19,112	12,245	450	1(n)	31,807
Interest Income	20,221	13,154	391		33,766

Interest on Deposits	3,018	2,254	(353)	1(n)	4,919
Interest on Borrowings	656	1,279	144	1(n)	2,079
Interest Expense	3,674	3,533	(209)		6,998
Net Interest Income	16,547	9,621	600		26,768

Provision Expense	2,586	228	-		2,814
Net interest income after provision	13,961	9,393	600		23,954

Deposit fee income	748	113	-		861
Fair value adjustments	-	(781)	-		(781)
Gains (loss) on sale of securities	-	171	-		171
Other income	221	119	-		340
Non-interest income	969	(378)	-		591

Salaries & Benefits	6,222	3,277	-		9,499
Premises & Equipment	2,024	1,704	-		3,728
Professional Fees	397	1,558	-		1,955
FDIC Assessments	423	633	-		1,056
Merger Expenses	1,202	666	(1,868)	1(o)	-
Other operating expenses	2,184	2,926	-		5,110
Non-Interest Expense	12,452	10,764	(1,868)		21,348

Net Income (Loss) , pre-tax	2,478	(1,749)	2,468		3,197

Income tax expense (benefit)	962	(227)	950	1(p)	1,685
Net Income (Loss)	1,516	(1,522)	1,518		1,512
Preferred Dividend	133	-	-		133
Net Income (Loss) - Common	$ 1,383	$ (1,522)	$ 1,518		$ 1,379

Shares outstanding - basic	2,911	5,110	(901)	1(q)	7,120
Shares outstanding - diluted	2,988	5,110	(901)	1(q)	7,197

EPS - basic	$ 0.48	(0.30)			$ 0.19
EPS - diluted	0.46	(0.30)			0.19

See accompanying notes to unaudited pro forma consolidated combined financial data.

Notes to Unaudited Pro Forma Consolidated Combined Financial Data

The following pro forma adjustments have been reflected in the unaudited pro forma consolidated combined financial information. All adjustments are based on current assumptions and valuations, which are subject to change, and are part of the purchase accounting transactions.

Note 1 - Purchase Accounting Adjustments

  This adjustment includes a $5.6 million paid to Alliance shareholders as partial consideration paid in the acquisition, and $1.7 million of additional merger expenses estimated to be incurred prior to closing.
  This adjustment represents a credit fair value adjustment to certain investments held by Alliance Bank and Alliance.
  Loans and deposits are currently being evaluated for fair value adjustments in accordance with the purchase method of accounting under accounting principles generally accepted in the United States of America. For pro forma purposes, management of WashingtonFirst has made certain estimates for fair value adjustments for loans, deposits, borrowings and certain other assets and liabilities. However, at the time of preparation of the unaudited pro forma financial statements, WashingtonFirst had not completed its comprehensive fair value determination of assets and liabilities to be acquired in the merger. As a result, there could be adjustments to the carrying value of such assets acquired and liabilities assumed after the merger is completed.
  This adjustment represents the elimination of Alliance's allowance for credit losses as the purchase price fair value adjustment for loans includes a credit component.
  This adjustment represents the estimated purchase price allocation for the acquisition of Alliance, and the estimated amount of goodwill recorded. The purchase price and purchase price allocation are as follows:

Total purchase price	25,757
Less: Alliance's equity at closing	(27,069)
Allocation to core deposit intangible	(430)
Recognition of Alliance's deferred tax asset	(5,350)
Allocation to fair value adjustments:
Investments	129
Loans	4,485
Deferred tax asset, net arising from purchase accounting	(1,612)
Premises & equipment	180
Other real estate owned	1,359
Other assets	203
Deposits	1,455
Trust preferred securities	(2,853)
FHLB advance	(1,042)
Other liabilities	1,495
(3,293)

  This adjustment represents changes to the deferred tax asset arising from fair value adjustments of assets and liabilities, net deferred tax liabilities and reversal of the deferred tax asset valuation of Alliance.

  In conjunction with the merger, WashingtonFirst assessed the need for a valuation allowance by considering all available evidence, contemplated by ASC 740-10-30-17. The major components of Alliance's deferred tax assets, or DTAs, that were evaluated by WashingtonFirst were Alliance's allowance for loan losses, real estate owned and federal income tax net operating losses. Alliance had recorded a valuation allowance of $5.3 million based on its historical taxable income and projections of future taxable income, which were primarily dependent on Alliance's core earnings capacity and its prospects to generate core earnings in the future. These were insufficient to overcome its pre-tax cumulative loss position.

  WashingtonFirst, however, has recorded cumulative profits since 2005, including pre-tax income of $1.1 million, $2.4 million and $4.4 million for the years ended 2009, 2010 and 2011, respectively. For those same years, taxable income was $2.0 million, $2.3 million, and $6.3 million, respectively. On a prospective basis, WashingtonFirst expects to continue to generate pre-tax income at levels sufficient to fully utilize the DTAs. WashingtonFirst also considered possible limitations on the use of the DTA's, such as any imposed by Section 382 of the IRC. Based on its analysis, WashingtonFirst concluded it will be able to fully realize the acquired DTA's and that no deferred tax valuation allowance is necessary.
  This adjustment represents the fair value adjustment of Alliance fixed assets.
  This adjustment represents a fair value adjustment to other real estate owned.
  This adjustment represents a $0.2 million credit fair value adjustment to a receivable included in other assets and a $0.4 million debit attributable to a core deposit intangible.
  This adjustment represents a fair value adjustment on deposits at current market rates for similar products. This adjustment will be accreted into income over the remaining lives of the deposits. Upon closing, an independent valuation will be conducted and the resulting adjustment amortized using the level yield method.
  This adjustment represents a fair value adjustment on FHLB advances at current interest rates for similar borrowings. This adjustment will be accreted into income over the remaining lives of the advances. At closing, an independent valuation will be conducted and the resulting adjustment amortized using the level yield method.
  This adjustment represents a fair value adjustment on trust preferred securities based on current rates for similar borrowings. This adjustment will be accreted into income over the estimated life of the securities. At closing, an independent valuation will be conducted and the resulting adjustment amortized using the level yield method.
  This adjustment represents the elimination of Alliance equity as part of the acquisition accounting, representing the conversion of all Alliance shareholders' equity into WashingtonFirst common stock. WashingtonFirst issued 1,812,933 shares of its common stock to shareholders of Alliance. The adjustment to retained earnings includes the $19.8 million elimination of Alliance's retained earnings, $3.3 million one-time gain related to the recognition of negative goodwill.
  The fair value adjustments for loans, deposits, borrowings and certain other assets and liabilities are based on data provided by Alliance, management's due diligence and input from third party sources.
    Loans - Management developed its own estimates for credit and price adjustments based on data provided by Alliance. In the course of due diligence, management made certain estimates for potential losses on a loan by loan basis to arrive at a credit adjustment. For its pricing adjustment, management relied upon data provided by Alliance and made estimates based on how WashingtonFirst would price a similar loan today, on a loan by loan basis.
    Deposits - Using data provided by Alliance, management estimated a pricing adjustment for time deposits based on the difference between the contractual rate and current market rate for the remaining term each time deposit.
    Borrowings - Using data provided by Alliance and with input from third party sources, management estimated a pricing adjustment based on the difference between the contractual rate and current market rate for the remaining term of each borrowing and its respective pricing structure.

This adjustment represents the accretion of the fair value adjustments to loans, deposits and borrowings over the expected life of these balance sheet items. For purpose of this unaudited pro forma consolidated combined financial information, we estimated the remaining life of investments to be 6.5 years; loans to be 4.9 years; time deposits to be 1.1 years; FHLB advances to be 9.0 years; and trust preferred to be 21.2 years. These estimates are based on data provided by Alliance on the remaining life of these assets and liabilities.
  This adjustment represents the elimination of merger expenses related to this transaction.
  The effective tax rate for WashingtonFirst is 38.50% for purposes of this proforma and the reversal of deferred tax valuation allowance on Alliance historical financial statements.
  This adjustment represents the exchange of Alliance common stock for WashingtonFirst common. The adjustment to basic and diluted common shares reflects the 5,109,969 shares of Alliance common stock that were exchanged for WashingtonFirst common stock. Alliance shareholders received 1,812,933 shares of WashingtonFirst common stock. (5,109,969 - 1,812,933 = 3,297,036). Pro forma basic and diluted earnings (loss) per share excludes the effect of approximately 2,395,808 shares issued to new investors, as the pro forma income statements do not include any effect of the issuance of such shares.

Note 2 - Estimated Restructuring Costs

In connection with the acquisition of Alliance, management of WashingtonFirst estimates that the following restructuring costs will be incurred in this transaction.

  Termination of Alliance's core processing contract and other system conversion costs of approximately $1.9 million
  Termination of Alliance's corporate office lease in Chantilly, VA of approximately $0.7 million

Note 3 - New Capital

In connection with the acquisition of Alliance, WashingtonFirst issued 2,395,808 million shares of WashingtonFirst common stock to investors, based on an assumed WashingtonFirst tangible book value per share, post-close and pre-new capital and calculated in accordance with the investor agreements, of $11.30 per share. The adjustment for this new capital is net of $1.9 million in issuance costs. Of the shares of common stock WashingtonFirst issued to investors in the capital raising activities, 603,850 shares were issued to Endicott, 298,900 shares issued to Castle Creek, 189,374 shares issued to existing directors and executive officers of WashingtonFirst, and the remaining shares were issued to a number of individual and institutional investors having a prior relationship with WashingtonFirst. Additionally, with the Non-Voting Common Stock Amendment approved by WashingtonFirst Board of Directors, WashingtonFirst issued 546,592 and 497,560 shares of Non-Voting Common Stock, Series A, to Endicott and Castle Creek respectively.

Note 4 - Estimated Cost Savings

Management of WashingtonFirst anticipates cost savings in connection with the acquisition of Alliance.

These savings will occur through the combination of back office operations and elimination of duplicate general operations and administrative expense. Estimated cost savings are not presented as part of the pro forma adjustments and there can be no assurance they will be achieved in the amount or manner currently contemplated.